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                                                                 Exhibit 99.6

                                 AMENDMENT NO. 1
                           TO AGREEMENT NOT TO COMPETE

     This Amendment No. 1 to Agreement Not to Compete (this "Amendment") is entered into as of November 17, 2005, by and among Commerce Energy Group, Inc. ("Commerce"), Commonwealth Energy Corporation (the name of which has been changed to Commerce Energy, Inc. and which will hereinafter be referred to as "Commonwealth") and Peter Weigand ("Executive"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the parties hereto desire to amend the Agreement Not to Compete, dated as of April 1, 2004 (the "Agreement"), by and among Commerce, Commonwealth and Executive, pursuant to the terms set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1. Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

               Other than in his capacity as an employee of Commonwealth, Commerce or any of their respective Affiliates, until October 9, 2006 (the "NON COMPETE TERM"), Executive will not, within the Territory, either directly or indirectly, and will not permit any Covered Entity to engage in any Prohibited Activities. For purposes of this Agreement, "PROHIBITED ACTIVITIES" shall mean either directly or indirectly, engaging as an owner, employee, consultant or agent of any company that competes in deregulated markets with Commonwealth or Commerce in the marketing of natural gas and/or electricity to retail customers. It is expressly understood that direct employment by a regulated utility company with or without an unregulated retail marketing subsidiary would not be a Prohibited Activity, while employment by or engaging in such activities with an unregulated retail marketing subsidiary of the same utility company would be a Prohibited Activity.

2. If Executive exercises his right to revoke Sections 6, 12 and 14 of the Settlement Agreement and General Release (the "Settlement Agreement") by and between Executive, Commerce and Commonwealth dated November 17, 2005 pursuant to Section 15(c) thereof, which exercise must be effected by a writing signed by Executive and delivered to Commerce's Chief Executive Officer before the close of business on the seventh calendar day after Executive signs the Settlement Agreement, then this Amendment shall simultaneously become null and void.

3.   No other provisions of the Agreement are affected by this Amendment.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                        COMMERCE ENERGY GROUP, INC.

                                        /S/ STEVEN S. BOSS
                                        ----------------------------------------
                                        Steven S. Boss
                                        Chief Executive Officer


                                        COMMERCE ENERGY, INC.
                                        (FORMERLY, COMMONWEALTH ENERGY
                                        CORPORATION)

                                        /S/ STEVEN S. BOSS
                                        ----------------------------------------
                                        Steven S. Boss
                                        Chief Executive Officer

                                        EXECUTIVE

                                        /S/ PETER WEIGAND
                                        ----------------------------------------
                                        Peter Weigand


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